                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Books-A-Million, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                  April 26, 1999



Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m. on Thursday, June 3, 1999 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203.

         The principal business of the meeting will be (i) to elect a class of directors to serve a three-year term expiring in 2002; (ii) to approve an amendment and restatement of the Company's Employee Stock Purchase Plan, and
(iii) to ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the fiscal year ending January 29, 2000. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2000.

         Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                           Sincerely yours,


                                           /s/ Clyde B. Anderson
                                           -------------------------------------
                                           Clyde B. Anderson
                                           Chief Executive Officer and President

                              BOOKS-A-MILLION, INC.
                               402 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m. on Thursday, June 3, 1999 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203. The meeting is called for the following purposes:

         (1) To elect a class of directors for a three-year term expiring in 2002;

         (2) To approve an amendment and restatement of the Company's Employee Stock Purchase Plan;

         (3) To ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the fiscal year ending January 29, 2000; and

         (4) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 19, 1999 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,


                                          /s/ Sandra B. Cochran
                                          ------------------------------------
                                          Sandra B. Cochran
                                          Secretary

April 26, 1999
Birmingham, Alabama

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                              BOOKS-A-MILLION, INC.
                               402 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211


                                 PROXY STATEMENT

         This Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 3, 1999 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 26, 1999 to the Company's stockholders of record on the Record Date, as defined below.

         THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

                             SHARES ENTITLED TO VOTE

         Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement; (ii) FOR approval of an amendment and restatement of the Company's Employee Stock Purchase Plan and (iii) FOR ratification of the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the Company's fiscal year ending January 29, 2000 ("fiscal 2000"). The submission of a signed proxy will not affect a stockholder's right to attend and to vote in person at the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

         Only holders of record of Common Stock as of the close of business on April 19, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 18,059,486 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

         Under Delaware law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

         Approval of the proposals to approve the 1999 Amended and Restated Employee Stock Purchase Plan, to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor for fiscal 2000 and any other matters that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares represented in person or by proxy and entitled to vote on such matter at a meeting at which a quorum is present. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposal. Broker non-votes, meaning those Shares held by a broker or nominee as to which such broker or nominee does not have discretionary voting power, will not be counted as votes for or against approval of such matters.

         With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. Upon the expiration of the term of office of a class of directors, the nominee or nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. The current term of Mr. Terry C. Anderson and Mr. John E. Southwood expires upon the election and qualification of the directors to be elected at this Annual Meeting. The Board of Directors has nominated Mr. Anderson for re-election to the Board of Directors at the Annual Meeting, to serve until the 2002 annual meeting of stockholders and until his successor is duly elected and qualified.

         Mr. John E. Southwood will retire as a Director at the expiration of his term at this year's Annual Meeting. The Company and the Board of Directors wish to thank Mr. Southwood for his many years of dedicated service. The number of Directors will be reduced from six to five upon Mr. Southwood's retirement.

         All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Mr. Terry C. Anderson to the Board of Directors. Mr. Anderson has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting Mr. Anderson is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that Mr. Anderson will be unable or will decline to serve as a director.

         Stockholders may withhold their votes from a nominee by so indicating in the space provided on the enclosed proxy card.

         Set forth below is certain information furnished to the Company by Mr. Terry C. Anderson and by each of the incumbent directors whose terms will continue following the Annual Meeting.

NOMINEE FOR ELECTION - TERM EXPIRING 2002

TERRY C. ANDERSON
Age: 41

         Terry C. Anderson has served as a director of the Company since April 14, 1998. Mr. Anderson serves as the President and Chief Executive Officer of American Promotional Events, Inc., an importer and wholesaler of pyrotechnics, since July 31, 1988. Mr. Anderson is the son of Charles C. Anderson, the Chairman of the Company's Board of Directors, and the brother of Clyde B. Anderson, the Company's Chief Executive Officer and a member of the Company's Board of Directors.



            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION AS DIRECTOR OF THE NOMINEE NAMED ABOVE.





INCUMBENT DIRECTORS - TERM EXPIRING 2000

CLYDE B. ANDERSON
Age: 38

         Clyde B. Anderson has served as a director of the Company since August 1987. Mr. Anderson has served as the Chief Executive Officer of the Company since July 1992 and as the President of the Company since November 1987. From November 1987 to March 1994, Mr. Anderson also served as the Company's Chief Operating Officer. Mr. Anderson serves on the Board of Directors and the Compensation Committee of Hibbett Sporting Goods, Inc., a sporting goods retailer. Mr. Anderson is the son of Charles C. Anderson, the Chairman of the Company's Board of Directors, and the brother of Terry C. Anderson, a member of the Company's Board of Directors.

RONALD G. BRUNO
Age: 47

         Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since September 1995 and has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno's, Inc., a supermarket retailing chain, for over five years. Mr. Bruno is a director of Bruno's, Inc., Russell Corporation, a sports apparel manufacturing company, and Southtrust Bank of Alabama, N.A.

INCUMBENT DIRECTORS - TERM EXPIRING 2001

CHARLES C. ANDERSON
Age: 64

         Charles C. Anderson has served as the Chairman of the Board of the Company for more than 28 years. He also served as the Chief Executive Officer of the Company from 1964 to July 1992. Mr. Anderson is the father of Clyde B. Anderson, the Company's Chief Executive Officer and a member of the Company's Board of Directors, and Terry C. Anderson, a member of the Company's Board of Directors.

J. BARRY MASON
Age: 58

         J. Barry Mason has served as a director of the Company since April 14, 1998. Dr. Mason has held the positions of Dean and Thomas D. Russell Professor of Business at Culverhouse College of Commerce, The University of Alabama since 1988.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Company's Board of Directors held nine meetings during the Company's fiscal year ended January 30, 1999 ("fiscal 1999"). The Board has an Executive Committee, an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. Each director attended at least 75 percent of
(i) the aggregate of the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board on which he served.

         Committees of the Board of Directors. The Executive Committee consists of Messrs. Charles C. Anderson, Chairman of the Committee, Clyde B. Anderson and Ronald G. Bruno. The Executive Committee is authorized to exercise all of the power and authority of the Board of Directors in the management of the business and affairs of the Company, including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. The authority of the Executive Committee does not extend to certain fundamental corporate transactions. The Executive Committee does not hold regularly scheduled meetings but meets when necessary. The Executive Committee did not hold any meetings in fiscal 1999.

         The Audit Committee consists of Messrs. John E. Southwood, Chairman of the Committee, Terry C. Anderson and Ronald G. Bruno. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures and reviewing and monitoring the provision of non-audit services by the Company's auditors. The Audit Committee held two meetings in fiscal 1999.

         The Compensation Committee consists of Messrs. Ronald G. Bruno, Chairman of the Committee, J. Barry Mason and John E. Southwood. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify, establishing salaries, bonuses and other compensation for the Company's executive officers and administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. The Compensation Committee held two meetings in fiscal 1999.

         Compensation of Directors. Directors who are not employees of the Company receive an annual retainer fee of $10,000 and an attendance fee of $500 for each Board and committee meeting attended, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. In addition, the Company's non-employee directors are eligible to receive formula grants of stock options under the Company's Stock Option Plan.

         Under the Company's Stock Option Plan, each director who is not an employee of the Company or its subsidiary shall, on the first day he serves as a director, be automatically granted options to purchase 10,000 shares of Common Stock from the Company at the "fair market value" (as defined in the Stock Option Plan) of such Common Stock on such date. Further, each such director who is serving as a director on the last business day of each calendar year and who has served as a director for more than one year shall automatically be granted options to purchase 6,000 shares of Common Stock from the Company at the fair market value of the Common Stock on such date. Each of these options are immediately exercisable and currently expire on the earlier of the sixth anniversary of the date of grant or 90 days after such individual ceases to be a director of the Company. Accordingly, each of Messrs. Terry C. Anderson, Ronald
G. Bruno, J. Barry Mason and John E. Southwood received a grant of options to purchase 6,000 shares of Common Stock at an exercise price of $13.00 per share on December 31, 1998.

         Compliance with Section 16(a) of the Securities Exchange Act of 1934.
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market, Inc. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% stockholders complied during fiscal 1999 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein and
(iv) all current directors and executive officers as a group. Such information is provided as of April 13, 1999. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% percent of the outstanding Common Stock.

                                          Amount and Nature of      Percent of
Name of Beneficial Owner                  Beneficial Ownership        Class
------------------------                  --------------------        -----

Charles C. Anderson(1)                          2,736,398(2)           15.2%

Joel R. Anderson(1)                             1,782,440(3)            9.9

Clyde B. Anderson(4)                            1,608,800(5)            8.9

Dimensional Fund Advisors, Inc.(6)                934,400               5.2

Terry C. Anderson                                 441,272(7)            2.4

Sandra B. Cochran                                  37,300(8)            *

Terrance G. Finley                                 26,490(9)            *

Ronald G. Bruno                                    24,000(10)           *

J. Barry Mason                                     16,000(11)           *

John E. Southwood                                  11,667(12)           *

All current directors and executive
  officers as a group (8 persons)               4,818,927(13)          26.7%



(1) The business address of Mr. Charles C. Anderson and Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630. Mr. Charles C. Anderson is the Chairman of the Company's Board of Directors. His brother, Mr. Joel R. Anderson, does not serve as an officer or director of the Company.

(2) Includes 285,925 shares held in the Ashley Anderson Trust, as to which Mr. Anderson, as co-trustee, shares voting and investment power. This number of shares also includes 83,000 shares held by a charitable foundation of which Mr. Charles C. Anderson is the Chairman of the Board of Directors, and 30,000 shares subject to options exercisable on or before June 12, 1999.

(3) Includes 83,000 shares held by a charitable foundation of which Mr. Joel R. Anderson is the Chairman of the Board of Directors.

(4) Mr. Clyde B. Anderson's business address is 402 Industrial Lane, Birmingham, Alabama 35211.

(5) Includes 83,000 shares and 50,000 shares held by charitable foundations of which Mr. Clyde B. Anderson is a member of the Board of Directors and the Chairman of the Board of Directors, respectively. This number also includes 52,000 shares subject to options exercisable on or before June 12, 1999.

(6) Dimensional Fund Advisors, Inc. is an investment advisor to a group of four investment companies. Its business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7) Includes 6,000 shares subject to options exercisable on or before June 12, 1999.

(8) Includes 35,300 shares subject to options exercisable on or before June 12, 1999.

(9) Includes 25,200 shares subject to options exercisable on or before June 12, 1999.

(10) Includes 22,000 shares subject to options exercisable on or before June 12, 1999.

(11) Represents shares subject to options exercisable on or before June 12, 1999.

(12) Includes 6,000 shares subject to options exercisable on or before June 12, 1999.

(13) Includes 192,500 shares subject to options exercisable on or before June 12, 1999.

                             EXECUTIVE COMPENSATION

         Pursuant to SEC rules for Proxy Statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Clyde B. Anderson, during fiscal 1999.

REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, which consists of Messrs. Ronald G. Bruno (who served as Chairman throughout fiscal 1999), J. Barry Mason and John E. Southwood, was responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 1999, as well as for administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. Each member of the Compensation Committee is a non-employee director.

          Compensation Policy. The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

         - Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

         - Reward performance that facilitates the achievement of the Company's business plan;

         -        Motivate executives to achieve strategic operating objectives;
                  and

         - Align the interests of executives with those of stockholders and the long-term interest of the Company by providing long-term incentive compensation in the form of stock options.

         In light of the Company's compensation policy, the components of its executive compensation program for fiscal 1999 were base salaries, cash bonuses and stock options.

         Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to account for inflation, the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with customers, suppliers and employees, employee safety and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

         Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus of up to 70% of his or her base salary at the time of the award. Cash bonuses generally are paid pursuant to a bonus program established at the beginning of a fiscal year in connection with the preparation of the Company's annual operating budget for such year. Under this bonus program, an executive officer (including the Chief Executive Officer) is eligible to receive a bonus upon the Company achieving certain net income goals and the executive officer accomplishing certain individual performance goals related to his or her job functions.

         Stock Options. In September 1992, the Company adopted a Stock Option Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted on an annual basis if warranted by the Company's growth and profitability. The Compensation Committee evaluates the Company's performance against pre-determined target levels of sales, net income and earnings per share in determining whether option grants are warranted and the aggregate amount of such grants. Under the Stock Option Plan, all stock options granted have had exercise prices no less than the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant. All options granted to date to employees become exercisable in equal annual increments over a five-year period and expire on the sixth anniversary of the date of grant. The Compensation Committee believes that these features serve to align the interests of executives with those of stockholders and the long-term interests of the Company. Options to purchase 170,000 shares of Common Stock were granted to a total of four executive officers in fiscal 1999. The amount of each executive officer's grant of stock options was based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of prior stock option awards to the executive officer and the Company's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by the Company's executive officers, it does encourage such ownership and intends to gradually increase the ownership of the Company's Common Stock by executive officers and other key employees.

         Executive Incentive Plan. During fiscal 1995, the Company adopted the Books-A-Million, Inc. Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for awards to certain executive officers of cash, shares of restricted stock or both, based on the achievement of specific pre-established performance goals during a three consecutive fiscal year performance period. No awards were made under the Incentive Plan during fiscal 1999.

         Compensation of Chief Executive Officer. During fiscal 1999, the Company's Chief Executive Officer, Mr. Clyde B. Anderson, earned compensation comprised of each of the base salary and stock option components of the Company's executive compensation program described above. The Compensation Committee established his compensation after reviewing the compensation packages of other chief executive officers of publicly-traded retailers (as reported in such companies' proxy statements). The Compensation Committee considered the size, location, revenues, earnings and capital structure of the retailers whose chief executive officers' compensation packages were reviewed, and attempted to provide Mr. Anderson with comparable compensation based upon the Committee's subjective comparison of the size, location, revenues, earnings and capital structure of the Company. During fiscal 1999, Mr. Anderson also received options to purchase 55,000 shares of Common Stock at an exercise price of $11.06 per share. Mr. Anderson's options have an exercise price equal to the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant and vest in equal annual increments over five years, as do the options granted to other executive officers of the Company.

         Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 limit. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 limit, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                         Mr. Ronald G. Bruno (Chairman)
                         Dr. J. Barry Mason
                         Mr. John E. Southwood

         The Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Interlocks. As indicated above, the Compensation Committee of the Board of Directors consists of Messrs. Ronald G. Bruno, J. Barry Mason and John E. Southwood. During fiscal 1999, Charles C. Anderson, Clyde B. Anderson and Terry
C. Anderson served as executive officers or directors of a total of nine companies owned or controlled by the Anderson family (the "Other Companies"), with which there is an "interlock" relationship, as defined by the SEC, arising from the concurrent participation of (i) Charles C. Anderson and Clyde B. Anderson, both as executive officers of the Company and as members of the boards of directors (and/or the compensation committees) of certain of the Other Companies and (ii) Charles C. Anderson and Terry C. Anderson, both as executive officers of certain of the Other Companies and as members of the Board of Directors (and/or the Compensation Committee of the Board of Directors) of the Company.

         Certain Transactions. During fiscal 1999, the Company entered into certain transactions in the ordinary course of business with certain entities affiliated with Messrs. Charles C. Anderson, Terry C. Anderson and Clyde B. Anderson. The Board of Directors of the Company believes that all such transactions were on terms no less favorable to the Company than terms available from unrelated parties for comparable transactions. Significant activities with these entities are discussed in the following paragraphs.

         The Company and American Wholesale purchase certain of their collectibles and books from Treat Entertainment, Inc. ("Treat"), which is wholly-owned by members of the Anderson family. During fiscal 1999, such purchases from Treat totaled $1,388,659. The Company and American Wholesale also purchase certain of their paperback books, newspapers, comics, music and a substantial portion of their magazines from Anderson News Corporation ("Anderson News"), virtually all of the outstanding stock of which is owned by members of the Anderson family. During fiscal 1999, purchases of these items from Anderson News totaled $35,447,305. During fiscal 1999, the Company and American Wholesale sold books to Treat and Anderson News in the amounts of $184,942 and $5,116,069, respectively. The Company and American Wholesale utilize logistics services from a transportation company, which is majority-owned by members of the Anderson family. During fiscal 1999, such services provided by the transportation company totaled $128,372.

         The Company leases its principal executive offices from a trust, which was established for the benefit of the grandchildren of Mr. Charles C. Anderson. The lease extends to January 31, 2001 and the Company has an option to extend the term of this lease for five years. During fiscal 1999, the Company paid rent of approximately $120,000 to the trust under this lease. Anderson & Anderson LLC ("A&A"), which is wholly owned by members of the Anderson family, also leases four buildings to the Company. During fiscal 1999, the Company paid A&A a total of $504,862 in connection with such leases. During fiscal 1999, the Company sold a partial interest in an airplane it owned to A&A for $1.5 million, the fair market value of such interest. The Company and A&A share certain expenses of operating this airplane.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Compensation Committee Interlocks and Insider Participation - Certain Transactions" above for a description of certain transactions and relationships between the Company (or American Wholesale) and other entities affiliated with certain of its executive officers.

EXECUTIVE OFFICER COMPENSATION

         This section of the Proxy Statement discloses the compensation awarded, paid to or earned by, the Company's Chief Executive Officer and its three most highly compensated officers other than the Chief Executive Officer during fiscal 1999. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

TABLE I - SUMMARY COMPENSATION TABLE

         The following table presents the total compensation of the Company's Named Executive Officers during each of the fiscal years set forth below.

                      TABLE I - SUMMARY COMPENSATION TABLE


                                                 Annual Compensation           Long-Term Compensation
                                          -------------------------------      ----------------------

                                          Fiscal      Salary       Bonus        Number of Securities       All Other
                  Name                     Year         $           $ (1)    Underlying Options(#)(1)(2) Compensation($)
                  ----                    ------      -----       -----      -------------------------- ---------------
-------------------------------------------------------------------------------------------------------------------------
Clyde B. Anderson                          1999       310,000            0               55,000         1,448,055(3)
 Chief Executive Officer                   1998       297,000       29,700               75,000             5,530(4)
 and President                             1997       290,000       10,000               75,000             5,565(5)

-------------------------------------------------------------------------------------------------------------------------
Charles C. Anderson                        1999        86,000            0               35,000               293(3)
  Chairman                                 1998        82,000            0               50,000               251(4)
                                           1997        80,000            0               50,000               247(5)

-------------------------------------------------------------------------------------------------------------------------
Sandra B. Cochran                          1999       193,000       87,250               45,000           914,895(3)
  Executive Vice President and             1998       180,000       27,000               60,000             5,246(4)
  Chief Financial Officer                  1997       144,000        6,500               50,000             5,381(5)

-------------------------------------------------------------------------------------------------------------------------
Terrance G. Finley                         1999       147,000       45,500               35,000           584,457(3)
  President, Booksamillion.com             1998       140,000       20,400               45,000             4,667(4)
                                           1997       110,000        3,500               40,000             5,143(5)

-------------------------------------------------------------------------------------------------------------------------

(1) In fiscal 1995, the Company's Board of Directors adopted the Books-A-Million, Inc. Executive Incentive Plan and authorized Sandra B. Cochran and Terrance G. Finley to participate in such plan. However, because no awards were made under the Executive Incentive Plan during fiscal 1999, no amounts are included in the table with respect to such plan.

(2) All of the options granted to the Company's Named Executive Officers become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant and expire six years from the date of grant (or earlier if the optionee dies or ceases to be employed full-time by the Company).

(3) For fiscal 1999, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan ("Matching Contributions") of $ 5,000 on behalf of each of Clyde B. Anderson and Sandra B. Cochran and $4,435 on behalf of Terrance G. Finley, (ii) life insurance premiums of $890, $293, $645 and $503 paid by the Company on behalf of Clyde B. Anderson, Charles
C. Anderson, Sandra B. Cochran and Terrance G. Finley, respectively and (iii) gain on stock options exercised of $1,442,165, $909,250, and $579,519 for Clyde
B. Anderson, Sandra B. Cochran and Terrance G. Finley, respectively.

(4) For fiscal 1998, the amounts shown include (i) Matching Contributions of $4,750 on behalf of each of Clyde B. Anderson and Sandra B. Cochran, respectively, and $4,285 on behalf of Terrance G. Finley and (ii) life insurance premiums of $780, $251, $496 and $382 paid by the Company on behalf of Clyde B. Anderson, Charles C. Anderson, Sandra B. Cochran and Terrance G. Finley, respectively.

(5) For fiscal 1997, the amounts shown include (i) Matching Contributions of $4,785, $4,946 and $4,815 on behalf of Clyde B. Anderson, Sandra B. Cochran and Terrance G. Finley, respectively, and (ii) life insurance premiums of $780, $247, $435 and $328 paid by the Company on behalf of Clyde B. Anderson, Charles
C. Anderson, Sandra B. Cochran and Terrance G. Finley, respectively.

TABLE II - OPTION GRANTS IN FISCAL 1999

         This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1999 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1999. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                     TABLE II - OPTION GRANTS IN FISCAL 1999


                                                   Individual Grants
                            --------------------------------------------------------------
                                                                                                    Realizable Value
                                                                                                    At Assumed Annual
                             Number of                                                            Rates of Stock Price
                            Securities        Percent of                                             Appreciation for
                            Underlying       Total Options      Exercise                               Option Term
                              Options         Granted to          Price        Expiration              -----------
Name                         Granted1(1)       Employees        Per Share         Date                5%          10%
----                        ------------     -------------      ---------      ----------         --------      --------
Clyde B. Anderson              55,000            12.7%           $11.06          1/29/05          $206,936      $469,468
Charles C. Anderson            35,000             8.1%           $11.06          1/29/05          $131,687      $298,752
Sandra B. Cochran              45,000            10.4%           $11.06          1/29/05          $169,312      $384,110
Terrance G. Finley             35,000             8.1%           $11.06          1/29/05          $131,687      $298,752


         (1) All of the options granted to the Company's Named Executive Officers become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant and expire six years from the date of grant or earlier if the optionee dies or ceases to be employed full-time by the Company.

TABLE III - OPTION EXERCISES IN FISCAL 1999 AND FISCAL 1999 YEAR-END OPTION
VALUES

         The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 30, 1999. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $11.06, which was the closing sale price of a share of Common Stock reported in the Nasdaq National Market on January 29, 1999 (the last trading day prior to the end of the Company's fiscal year).

                 TABLE III - FISCAL 1999 YEAR-END OPTION VALUES

                           Number of Shares Subject to       Value of Unexercised
                             Unexercised Options at          In-the-Money Options
                                January 30, 1999              at January 30, 1999
Name                        Exercisable/Unexercisable      Exercisable/Unexercisable
----                        -------------------------      -------------------------
Clyde B. Anderson                  52,000/181,000              $187,385/$592,947
Charles C. Anderson                30,000/105,000              $158,090/$366,710
Sandra B. Cochran                  35,300/136,000              $134,212/$435,741
Terrance G. Finley                 25,200/103,600              $101,104/$332,478

PERFORMANCE GRAPH

         The following indexed line graph indicates the Company's total return to stockholders from January 29, 1993, to January 29, 1999, the last trading day prior to the Company's 1999 fiscal year end, as compared to the total return for the Nasdaq Composite Index and the Nasdaq Retail Trade Stock Index for the same period.




                                    [GRAPH]







-----------------------------------------------------------------------------------------------------------------------------------
                             Jan. 29, 1993 Jan. 28, 1994 Jan. 27, 1995 Feb. 2, 1996 Jan. 31, 1997 January 30, 1998 January 29, 1999
-----------------------------------------------------------------------------------------------------------------------------------
 Books-A-Million, Inc.            $100          $133           $193          $120          $ 78           $ 78            $148
-----------------------------------------------------------------------------------------------------------------------------------
 NASDAQ Retail Trade Stocks       $100          $106           $ 95          $107          $132           $153            $188
-----------------------------------------------------------------------------------------------------------------------------------
 NASDAQ Composite Index           $100          $114           $110          $157          $203           $240            $375
-----------------------------------------------------------------------------------------------------------------------------------

                     PROPOSAL 2 - AMENDMENT AND RESTATEMENT
                  OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

         The Board of Directors approved the Employee Stock Purchase Plan on September 17, 1992 for the purpose of encouraging stock ownership by eligible employees in the belief that such ownership will increase the employees' interest in the success of the Company and provide an additional incentive for such employees to remain in the employ of the Company. The Board of Directors feels that the Employee Stock Purchase Plan has proved to be of substantial value in stimulating the efforts of employees by increasing their ownership stake in the Company. The Employee Stock Purchase Plan was amended and restated in its entirety by the Board of Directors effective April 19, 1999 and was renamed the 1999 Amended and Restated Employee Stock Purchase Plan (the "Amended Plan"). Prior to the amendment and restatement of the Employee Stock Purchase Plan, 100,000 shares of Common Stock were authorized for issuance under such plan. The Amended Plan authorizes the issuance of a maximum of 200,000 shares of Common Stock for purchase by employees, subject to adjustment in the event of certain changes in the capitalization of the Company.

         The Board of Directors is submitting the Amended Plan to the Stockholders for their adoption at the Annual Meeting. The primary features of the Amended Plan are summarized below. This summary is qualified in its entirety, however, to the specific provisions of the Amended Plan, the full text of which is set forth as Appendix A to this Proxy Statement.

SUMMARY OF THE PLAN

         General Nature and Purpose. The Amended Plan is designed to encourage Common Stock ownership by employees of the Company and its Subsidiaries (as defined in the Amended Plan) by allowing eligible employees to purchase shares of Common Stock pursuant to payroll deductions as described below. The Amended Plan is intended to be an "employee stock purchase plan" within the meaning of
Section 423 of the Code.

         Eligibility and Participation. To participate in the Amended Plan, an employee generally must have been employed by the Company for more than one year and be regularly scheduled to work more than 20 hours each week and more than five months each year. No employee who owns (with the application of attribution rules) five percent or more of the voting power or value of all classes of Company stock may participate in the Amended Plan.

         Administration. The Amended Plan is administered by such person or persons as the Board of Directors appoints to administer the Amended Plan. Currently the Plan Administrator is the Compensation Committee of the Board of Directors.

         Purchase of Shares. Participating employees may authorize the Company prior to a 12-month purchase period to withhold up to $5,000 of their compensation for purposes of purchasing shares of Common Stock under the Purchase Plan. The amount in the participant's account at the end of each such 12-month purchase period may be applied, without interest, to the purchase of that number of whole shares of Common Stock that such amount will purchase at the lower price of (i)

85% of the closing price per share of Common Stock on the Nasdaq National Market System on the last day of such purchase period or (ii) 85% of the closing price per share of Common Stock on the Nasdaq National Market System on the first day of such purchase period. Any cash balance remaining in the participant's account at the end of a purchase period after purchasing whole shares of Common Stock will be refunded to the participant unless, in accordance with the terms of the Amended Plan, the Company provides that such balance will be carried forward to the next purchase period. In no event shall the number of shares that any employee may purchase in any calendar year under the Amended Plan exceed that number of shares having a fair market value (determined at the first day of the applicable purchase period) of $25,000.

         Purchase Price. The purchase price is 85% of the closing price per share of Common Stock on the NASDAQ National Market System on either the first or last day of the 12-month purchase period, whichever is less.

         Termination of Participation; No Transfer of Interests. An employee may terminate his participation in the Amended Plan at any time before the last day of each purchase period and will thereupon receive the full balance of his withheld compensation in cash without interest. An employee may also reduce the number of shares he would otherwise be entitled to purchase and receive a refund in cash of the balance of his withheld compensation remaining after such partial purchase. Employees may not transfer their interests in the Purchase Plan during their lifetime.

         Amendment and Termination of the Plan. The Amended Plan may be amended from time to time by the Board of Directors, subject to the approval of the stockholders of the Company to the extent required by Section 423 of the Code. The Board of Directors may also terminate the Amended Plan at any time; provided, however, that the Board of Directors may not modify, cancel or amend any option outstanding after the beginning of a purchase period unless (i) each participant consents in writing, (ii) the modification only accelerates the last day of the purchase period or (iii) the Board of Directors determines in good faith that such action is required by law.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following discussion outlines generally the federal income tax consequences of participation under the Amended Plan. Individual circumstances may vary these results. State and local income tax consequences are not discussed. The federal income tax law and regulations are frequently amended, and each participant in the Amended Plan (a "Participant") should rely on his own tax counsel for advice regarding federal income tax treatment under the Amended Plan.

         The amounts withheld from a participant's pay under the Amended Plan will be taxable income to the Participant and must be included in his gross income for federal income tax purposes in the year in which such amounts otherwise have been received.

         A participant will not be required to recognize any income for federal income tax purposes either at the time he is granted an option (which will be on the first day of the 12-month purchase period) or by virtue of the exercise of the option (which will take place on the last day of such purchase period). The federal income tax consequences of the sale or disposition of shares acquired under the Amended Plan depend in part on the length of time the shares are held by the Participant before such sale or disposition. If a Participant sells or otherwise disposes of shares acquired under the Amended Plan (other than any transfer resulting from his death) within two years after the date on which the option to purchase such shares is granted (the "Two-Year Period") or within one year after the date such shares are transferred (within the meaning of Section 423 of the Code) to him (the "One-Year Period"), he must recognize ordinary income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares are transferred (within the meaning of Section 83 of the Code) to him over (ii) the purchase price. The amount of ordinary income recognized by the Participant will be added to his basis in such shares. Any gain realized on a sale in excess of his basis (after increasing his basis in such shares by the amount of the ordinary income recognized) will be taxed as capital gain, and any loss realized (after increasing his basis in such shares by the ordinary income recognized) will be a capital loss.

         If a Participant sells or otherwise disposes of shares acquired under the Amended Plan after holding such shares for the Two-Year Period and the One-Year Period or the Participant dies, he must include as ordinary income in the year of sale (or his taxable year ending with his death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date the option was granted over the purchase price, or (ii) the excess of the fair market value of the shares at the time he sells or otherwise disposes of the shares or on the date of his death over the purchase price. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the Participant will be added to his basis in such shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased Participant. Any gain realized in excess of his basis (after increasing his basis in such shares by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized (after increasing his basis in such shares by the ordinary income recognized) will be treated as long-term capital loss.

         The amount of any dividends received by a Participant with respect to shares acquired under the Amended Plan will be generally treated as ordinary income.

         The Company does not receive any income tax deduction as a result of issuing shares pursuant to the Amended Plan, except upon sales of disposition of shares by a Participant within the Two-year Period or the One-Year Period. In such an event, the Company will be entitled to a deduction equal to the amount included as ordinary income to the Participant with respect to the sale or disposition of such shares.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE
        PROPOSAL TO AMEND AND RESTATE THE EMPLOYEE STOCK PURCHASE PLAN.

         PROPOSAL 3 - RATIFICATION OF INDEPENDENT PUBLIC AUDITOR

         The Audit Committee of the Company's Board of Directors has appointed Arthur Andersen LLP to serve as the Company's independent auditor for its current fiscal year (fiscal 2000). A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

         The Board of Directors believes it is in the Company's interest for the stockholders to have a role in ratifying the Audit Committee's selection of independent auditor. If the stockholders were to vote against ratification of Arthur Andersen LLP as the Company's independent auditor, the Audit Committee may select another independent auditing firm.

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
            VOTE IN FAVOR OF THE RATIFICATION OF ARTHUR ANDERSEN LLP
                   AS THE COMPANY'S INDEPENDENT PUBLIC AUDITOR

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                             SOLICITATION OF PROXIES

         The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 2000 annual meeting must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to December 27, 1999.

                                  ANNUAL REPORT

         The Company's Annual Report to Stockholders for fiscal 1999 (which is not part of the Company's proxy soliciting material) is being mailed to the Company's stockholders with this proxy statement.

                                                                  April 26, 1999
                                                             Birmingham, Alabama

                                                                      APPENDIX A

                              BOOKS-A-MILLION, INC.
                            1999 AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN

                                    SECTION 1
                                     PURPOSE

         The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Books-A-Million and each Subsidiary in the belief that such ownership will increase his or her interest in the success of Books-A-Million and will provide an additional incentive for him or her to remain in the employ of Books-A-Million or such subsidiary. Books-A-Million intends that this Plan constitutes an "employee stock purchase plan" within the meaning of Section 423 of the Code and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

                                    SECTION 2
                                   DEFINITIONS

         2.1. The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.

         2.2. The term Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator before the end of an Offering Period in order to participate in this Plan for the related Purchase Period.

         2.3.     The term Beneficiary shall mean the person described in
Section 14.

         2.4. The term Books-A-Million shall mean Books-A-Million, Inc., a corporation incorporated under the laws of the State of Delaware, and any successor to Books-A-Million.

         2.5. The term Board shall mean the board of directors of Books-A-Million.

         2.6. The term Code shall mean the Internal Revenue Code of 1986, as amended.

         2.7. The term Disability shall mean a condition which the Plan Administrator in his or her discretion determines would be treated as a total and permanent disability under Section 22(e)(3) of the Code.

         2.8. The term Eligible Employee shall mean each employee of Books-A-Million or a Subsidiary except:

         (a) an employee who has completed less than one full and continuous year of employment as an employee of Books-A-Million or such Subsidiary,

         (b) an employee who customarily is employed 20 hours or less per week by Books-A-Million or such Subsidiary,

         (c) an employee who (after completing at least one full and continuous year of employment as an employee of Books-A-Million or such Subsidiary) customarily is employed for not more than 5 months in any calendar year by Books-A-Million or such Subsidiary, and

         (d) an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Books-A-Million based on the rules set forth in Section 423(b)(3) and Section 424 of the Code.

         An employee's continuous employment by Books-A-Million or by a Subsidiary shall not be treated as interrupted by a transfer directly between Books-A-Million and any Subsidiary or between one Subsidiary and another Subsidiary.

         2.9. The term Exercise Date shall mean for each Purchase Period the last day of such Purchase Period.

         2.10. The term Offering Period shall mean a period which (a) shall be set by Books-A-Million, (b) shall come before the related Purchase Period and
(c) shall continue for no more than 30 days.

         2.11. The term Option Price shall mean for each Purchase Period the lesser of 85% of the closing price for a share of Stock on the first day of such Purchase Period or 85% or the closing price for a share of Stock on the last day of such Purchase Period, as such closing price is accurately reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Plan Administrator; For purposes of this Section 2.11 "closing price" for a share of Stock as of a given date shall mean (a) the closing price per share of Stock on the principal exchange on which shares of Stock are then trading (or if shares of Stock are not traded on such date, then on the next preceding date on which a trade occurred), or (b) if the Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the stock, or (c) if Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the fair market value per share of the Stock as established by the Plan Administrator acting in good faith.

         2.12. The term Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in Section 7 of the Plan for such Purchase Period.

         2.13. The term Participating Employer shall for each Participant, as of any date, mean Books-A-Million or a Subsidiary, whichever employs such Participant as of such date.

         2.14. The term Plan shall mean this Books-A-Million, Inc. 1999 Amended and Restated Employee Stock Purchase Plan (which prior to April 19, 1999 was known as the Books-A-Million, Inc. Employee Stock Purchase Plan) as effective as of the date set forth in Section 3 and as thereafter amended from time to time.

         2.15. The term Plan Administrator shall mean the person or persons appointed by the Board to administer this Plan.

         2.16. The term Purchase Period shall mean a 12 consecutive month period which shall begin on a date (within the 15 day period which immediately follows the end of the related Offering Period) set by Books-A-Million.

         2.17. The term Retirement shall mean a termination of employment after reaching at least age 55 and completing at least 10 years of continuous employment with Books-A-Million or a Subsidiary (where such continuous employment shall be determined using the same rules used to determine whether an employee is an Eligible Employee).

         2.18. The term Stock shall mean the $ .01 par value common stock of Books-A-Million.

         2.19. The term Subsidiary shall mean each corporation (a) which is in an unbroken chain of corporations beginning with Books-A-Million in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (b) which the Plan Administrator has designated as eligible to participate in this Plan.

                                    SECTION 3
                                 EFFECTIVE DATE

         This Plan was originally known as the Books-A-Million, Inc. Employee Stock Purchase Plan and was first effective as of September 17, 1992. Effective as of April 19, 1999, the Plan is amended and restated in its entirety and the Plan is renamed the Books-A-Million, Inc. 1999 Amended and Restated Employee Stock Purchase Plan. The Books-A-Million, Inc. 1999 Amended and Restated Employee Stock Purchase Plan will be submitted for the approval of the Books-A-Million Shareholders within 12 months after the Board's initial adoption of the Plan. Options to purchase shares of Stock in excess of the 100,000 shares of Stock available for purchase under the Plan prior to this amendment and restatement of the Plan may be granted prior to such shareholder approval; provided, however, that such options shall not be exercisable prior to the time the Books-A-Million, Inc. 1999 Amended and Restated Employee Stock Purchase Plan is approved by the shareholders; provided, further, that if such shareholder approval has not been obtained by the end of said 12-month period, all options to purchase shares of Stock in excess of the 100,000 shares of Stock available for purchase under the Plan prior to this amendment and restatement of the Plan shall thereupon be canceled and become null and void.

                                    SECTION 4
                                    OFFERINGS

         Options to purchase shares of Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Board; provided, however, that there shall be no more than one Offering Period in effect at any time and that there shall be no more than one Purchase Period in effect at any time.

                                    SECTION 5
                           STOCK AVAILABLE FOR OPTIONS

         There shall be an aggregate of 200,000 shares of Stock available for purchase from Books-A-Million upon the exercise of options granted under Section 9 of this Plan (including the 100,000 shares of Stock available for purchase under the Plan prior to this amendment and restatement of the Plan). Any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available under this Plan.

                                    SECTION 6
                                 ADMINISTRATION

         The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

                                    SECTION 7
                                  PARTICIPATION

         Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if:

         (a) he or she properly completes in writing and files an authorization with the Plan Administrator on or before the last day of such Offering Period to purchase shares of Stock pursuant to the option granted under
Section 9, and

         (b) he or she remains an Eligible Employee throughout the period which begins on the first day of such Offering Period and ends on the first day of the related Purchase Period. An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with Section 9) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under Section 9 and designating a Beneficiary. A Participant's status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under
Section 12 or Section 13 or the purchases and distributions contemplated under
Section 10 or Section 13 with respect to his or her Account have been completed, whichever comes first.

                                    SECTION 8
                               PAYROLL DEDUCTIONS

         (a) Initial Authorization. Each Participant's Authorization made under Section 7 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay day during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under Section 9, provided:

                  (1) the total of such dollar amount shall (based on the assumption that there shall be 26 pay days in such Purchase Period) not be less than $100.00, and

                  (2) the total of such dollar amount shall (based on the assumption that there shall be 26 pay days in such Purchase Period) not be more than $5,000.00.

         (b) Subsequent Authorization. A Participant shall have the right to make one amendment to an Authorization after the end of an Offering Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator actually receives such amended Authorization.

         (c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Books-A-Million, by Books-A-Million's agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator) as part of the general assets of Books-A-Million or any such Subsidiary, and each Participant's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. Books-A-Million, Books-A-Million's agent or such Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

         (d) No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this Section 8.

                                    SECTION 9
                               GRANTING OF OPTION

         (a) General Rule. Subject to Section 9(b) and Section 9(c), each person who is a Participant for a Purchase Period automatically shall be granted by operation of this Plan an option as of the first day of such Purchase Period to purchase the number of shares of Stock determined by the Plan Administrator by dividing the total payroll deductions which he or she has elected to make for such Purchase Period under Section 7 (based on the assumption that there will be 26 pay days in such Purchase Period) by the Option Price for a share of Stock as determined as of the first day of such Purchase Period, and rounding down to the nearest whole number. Each such option shall be exercisable only in accordance with the terms of this Plan.

         (b) Statutory Limitation. No option granted by operation of this Plan to any Eligible Employee under Section 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of Section 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of Section 423 of the Code) of Books-A-Million and any of its subsidiaries (within the meaning of Section 424(f) of the Code) to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 of the fair market value of such Stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

         (c) Available Shares of Stock. If the number of shares of Stock available for purchase for any Purchase Period is insufficient to cover the shares which Participants have elected to purchase through effective Authorizations, then each Participant's option to purchase shares of Stock for such Purchase Period shall be reduced to equal the number of shares of Stock

(rounded down to nearest whole number ) which the Plan Administrator shall determine by multiplying the number of shares of Stock available for options for such Purchase Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under Section 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under Section 9(a) if sufficient shares were available.

                                   SECTION 10
                               EXERCISE OF OPTION

         (a) General Rule. Unless a Participant files an amended Authorization under Section 10(b) or Section 12 on or before the Exercise Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised automatically on such Exercise Date for the purchase of as many whole shares of Stock subject to such option as the balance credited to his or her Account as of that date will purchase at the Option Price for such shares of Stock if he or she also is an Eligible Employee on such Exercise Date.

         (b) Partial Exercise. A Participant may file an amended Authorization under this Section 10 with the Plan Administrator on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her option for a specific number of whole shares of stock (which shall be less than the whole number which the entire balance credited to his or her Account would purchase) and to withdraw in cash the remaining balance credited to his or her Account (without interest) as of such date after giving effect to such partial exercise, and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Exercise Date.

         (c) Automatic Refund; Balance Carry Forward. If a Participant's Account has a remaining cash balance after his or her option has been exercised as of an Exercise Date under Section 10 (a), such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date; provided, however, that the Plan Administer may in its discretion provide that such balance shall be carried forward to the next Purchase Period unless the Participant has elected to withdraw from the Plan pursuant to Section 12 hereof.

                                   SECTION 11
                                    DELIVERY

         A stock certificate representing any shares of Stock purchased upon the exercise of an option under this Plan shall be delivered to the Participant registered in (a) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator on or before the Exercise Date for such option and if permissible under applicable law, (b) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person.

                                   SECTION 12
                          VOLUNTARY ACCOUNT WITHDRAWAL

         A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period.

                                   SECTION 13
                            TERMINATION OF EMPLOYMENT

         (a) Death, Disability or Retirement. If a Participant's employment by a Participating Employer terminates as a result of his or her Death, Disability or Retirement on of before the Exercise Date for a Purchase Period and if such Participant or, in the event he or she dies, his or her Beneficiary timely makes an irrevocable election in writing under this Section 13(a), such person shall have the right:

                  (1) to withdraw the Participant's entire Account in cash (without interest), or

                  (2) to apply the Participant's entire Account to purchase whole shares of Stock at the Option Price for such Purchase Period as of the related Exercise Date.

Any election made under this Section 13(a) shall be irrevocable and shall be timely only if actually delivered to the Plan Administrator on or before the earlier of (i) the Exercise Date for such Purchase Period or (ii) the last day of the 3 consecutive months period which begins on the last day the Participant was an Eligible Employee. If no timely election is made under this Section 13(a), a Participant shall be deemed to have elected the cash alternative set forth in Section 13(a)(1). If the purchase alternative set forth in Section 13(a)(2) is elected, the certificate representing the shares of Stock purchased shall be delivered as soon as administratively practicable to the Participant or, in the event he or she dies, to his or her Beneficiary. Finally, if a Participant's Account has a remaining balance after his or her option has been exercised under this Section 13(a), such balance automatically shall be refunded to the Participant or, in the event he or she dies, to his or her Beneficiary in cash (without interest) as soon as practicable after such exercise.

         (b) Other Terminations. If a Participant's employment as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever other than his or her Death, Disability or Retirement, his or her Account automatically shall be distributed as if he or she has elected to withdraw his or her Account in cash under Section 12 immediately before the date his or her employment had so terminated.

         (c) Transfers. If a Participant is transferred directly between Books-A-Million and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an Authorization in effect, such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect.

                                   SECTION 14
                           DESIGNATION OF BENEFICIARY


         A Participant shall designate on his or her Authorization a Beneficiary
(a) who shall act on his or her behalf if the Participant dies before the end of a Purchase Period and (b) who shall receive the Stock, if any, and cash, if any, to the Participant's credit under this Plan if the Participant dies after the end of a Purchase Period but before the delivery of the certificate representing such shares of Stock, if any, and the cash, if any, to his or her credit in such Account. Such designation may be revised in writing at any time by the Participant by filing an amended Authorization, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Authorization. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives the Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant's Beneficiary shall be determined by the Plan Administrator in accordance with the Participant's will or the applicable laws of descent and distribution.

                                   SECTION 15
                                 TRANSFERABILITY

         Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with Section 12. A Participant's right, if any, to transfer any interest in this Plan at his or her death shall be determined exclusively under Section 13 and
Section 14.

                                   SECTION 16
                                   ADJUSTMENT

         The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related Option Price and the number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Books-A-Million, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of Section 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Prices in the event of any corporate transaction described in Section 424(a) of the Code. If any adjustment under this Section 16 would create a fractional share of Stock or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares of Stock subject to options granted pursuant to this Plan shall be the next lower number of whole shares of Stock, rounding all fractions downward. An adjustment made under this
Section 16 by the Board shall be conclusive and binding on all affected persons.

                                   SECTION 17
                             SECURITIES REGISTRATION

         If Books-A-Million shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes, any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Books-A-Million shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, Books-A-Million whenever required shall register shares of Stock for which such option is exercised under the Securities Act of 1933, as amended, and shall make prompt application for the listing on such national stock exchange of such shares, all at the expense of Books-A-Million.

                                   SECTION 18
                            AMENDMENT OR TERMINATION

         This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with,
Section 423 of the Code and the laws of the State of Delaware. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless (a) each Participant consents in writing to such modification, amendment or cancellation, (b) such modification only accelerates the Exercise Date for the related Purchase Period or (c) the Board acting in good faith deems that such action is required under applicable law.

                                   SECTION 19
                                     NOTICES

         All Authorizations and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such Authorizations and communications.

                                   SECTION 20
                                   EMPLOYMENT

         No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Books-A-Million or any subsidiary of Books-A-Million, including a Subsidiary.

Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

                                   SECTION 21
                      HEADINGS, REFERENCES AND CONSTRUCTION

         The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections in this Plan shall be to sections in this plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

                                                                      APPENDIX B


                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF
                              BOOKS-A-MILLION, INC.

         The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 1999, and hereby appoints Clyde B. Anderson and Sandra B. Cochran, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 3, 1999 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama, 35203 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To elect the nominee listed below to serve as a director of the Company for a three-year term expiring in 2002:

              Terry C. Anderson

 [ ]     FOR the nominees listed above,     [ ]    WITHHOLD authority to vote
         except as indicated below.                for both of the nominees
                                                   listed above.

      * To withhold authority for any individual nominee, mark "FOR" above and write the name of the nominee as to whom you wish to withhold authority in the space below:

--------------------------------------------------------------------------------

(2) To approve an amendment and restatement of the Company's Employee Stock Purchase Plan

         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

(3) To ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the fiscal year 2000.

         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

                                                     (Continued on Reverse Side)

(4) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING (PROPOSAL 4).


                                    Dated                   , 1998
                                         -------------------


                                    ------------------------------
                                    Signature


                                    ------------------------------
                                    Signature (if held jointly)
                                    Title or authority (if applicable)

                                    NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as each. If a partnership, please sign in the partnership name by an authorized person.